As filed with the Securities and Exchange Commission on October 29, 2018

Registration No. 333-133846

Registration No. 333-152043

Registration No. 333-175911

Registration No. 333-206923

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_________

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-133846
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-152043

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-175911

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-206923

REGISTRATION STATEMENT Under
The Securities Act of 1933

PERRY ELLIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	59-1162998 (I.R.S. Employer Identification No.)
3000 N.W. 107th Avenue Miami, Florida 33172

(Address of Principal Executive Offices) (Zip Code)

Perry Ellis International, Inc. 2005 Long-Term Incentive Compensation Plan

Perry Ellis International, Inc. 2005 Long-Term Incentive Compensation Plan, as amended and restated

Perry Ellis International, Inc. Second Amended and Restated 2005 Long-Term Incentive Compensation Plan

Perry Ellis International, Inc. 2015 Long-Term Incentive Compensation Plan

(Full title of the plan)

Oscar Feldenkreis

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, Florida 33172

(Name and address of agent for service)

(305) 592-2830

(Telephone number, including area code, of agent for service)

Copy to:

Steve Wolosky, Esq.

Elizabeth Gonzalez-Sussman, Esq.

Olshan Frome Wolosky LLP

1325 Avenue of Americas

New York, New York 10019

(212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT – DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post Effective Amendments”), filed by Perry Ellis International, Inc., a Florida corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”), relate to the following Registration Statements on Form S-8 (each, a “Registration Statement”) under the Securities Act of 1933:

•	Registration Statement on Form S-8 (No. 333-133846), which was filed with the Commission on May 5, 2006, pertaining to the registration of 1,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), for issuance and sale pursuant to the Perry Ellis International, Inc. 2005 Long-Term Incentive Compensation Plan.
•	Registration Statement on Form S-8 (No. 333-152043), which was filed with the Commission on July 1, 2008, pertaining to the registration of 2,500,000 Shares for issuance and sale pursuant to the Perry Ellis International, Inc. 2005 Long-Term Incentive Compensation Plan, as amended and restated.
•	Registration Statement on Form S-8 (No. 333-175911), which was filed with the Commission on July 29, 2011, pertaining to the registration of 500,000 Shares for issuance and sale pursuant to the Perry Ellis International, Inc. Second Amended and Restated 2005 Long-Term Incentive Compensation Plan.
•	Registration Statement on Form S-8 (No. 333-206923), which was filed with the Commission on September 14, 2015, pertaining to the registration of 1,000,000 Shares for issuance and sale pursuant to the Perry Ellis International, Inc. 2015 Long-Term Incentive Compensation Plan.

On October 22, 2018, the Company completed the merger contemplated by the Agreement and Plan of Merger, dated as of June 15, 2018 (the “Merger Agreement”), by and among the Company, Feldenkreis Holdings LLC, a Delaware limited liability company (“Parent”), and GF Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

As a consequence of the Merger, the Company has terminated all offerings of its securities under its existing registration statements. In accordance with the undertakings made by the Company in the Registration Statements, the Company is filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933 to remove from registration all securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 29th day of October, 2018.

PERRY ELLIS INTERNATIONAL, INC.

By:	/s/ Jorge Narino
	Name:	Jorge Narino
	Title:	Chief Financial Officer